Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-274142) and the Registration on Form S-3 (File No. 333-277585) of GeoVax Labs, Inc., of our report dated March 27, 2025, relating to the consolidated financial statements of GeoVax Labs, Inc. which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern, appearing in this Annual Report on Form 10-K of GeoVax Labs, Inc. for the year ended December 31, 2024.

/s/ WIPFLI LLP

Atlanta, Georgia

March 27, 2025